Exhibit 99.1

PRESS RELEASE

CONTACT:
Brian L. Cantrell
Alliance Resource Partners, L.P.
1717 South Boulder Avenue, Suite 400
Tulsa, Oklahoma 74119
FOR IMMEDIATE RELEASE	(918) 295-7673

ALLIANCE RESOURCE PARTNERS, L.P.

Reports Increased Coal Volumes, Revenues, Net Income Attributable to ARLP and EBITDA; Raises Quarterly Cash Distribution to $0.535 Per Unit; and Updates Guidance

TULSA, OKLAHOMA, April 29, 2019 —  Alliance Resource Partners, L.P. (NASDAQ: ARLP) today reported financial and operating results for the quarter ended March 31, 2019 (the "2019 Quarter").  Increased coal sales volumes, improved coal sales prices and the addition of oil & gas royalty revenues in the 2019 Quarter drove total revenues higher by 15.2% to $526.6 million, compared to $457.1 million for the quarter ended March 31, 2018 (the "2018 Quarter").  Higher revenues, combined with gains related to the AllDale transaction and the redemption of our preferred interest in Kodiak (each described in more detail below) led to increased net income attributable to ARLP, which rose 77.3% to $276.4 million for the 2019 Quarter, or $2.12 per basic and diluted limited partner unit, compared to $155.9 million, or $1.16 per basic and diluted limited partner unit, for the 2018 Quarter.  EBITDA also increased 57.0% in the 2019 Quarter to $358.8 million compared to $228.5 million in the 2018 Quarter.  Excluding the impact of the gain related to the AllDale acquisition in the 2019 Quarter and a gain on settlement of litigation in the 2018 Quarter, Adjusted EBITDA increased to $188.8 million in the 2019 Quarter, compared to $148.5 million for the 2018 Quarter. (Unless otherwise noted, all references in this release to "net income" refer to "net income attributable to ARLP."  For a definition of EBITDA, Adjusted EBITDA and related reconciliations to comparable GAAP financial measures, please see the end of this release.)

As previously announced on April 26, 2019, the Board of Directors of ARLP's general partner (the "Board") increased the cash distribution to unitholders for the 2019 Quarter to $0.535 per unit (an annualized rate of $2.14 per unit), payable on May 15, 2019 to all unitholders of record as of the close of trading on May 8, 2019.  The announced distribution represents a 3.9% increase over the cash distribution of $0.515 per unit for the 2018 Quarter and a 0.9% increase over the cash distribution of $0.53 per unit for the quarter ended December 31, 2018 (the "Sequential Quarter").

"ARLP opened 2019 with strong financial and operating results, posting increased coal sales and production volumes, higher per ton coal price realizations and lower costs per ton during the first quarter," said Joseph W. Craft III, Chairman, President and Chief Executive Officer.  "With completion of the AllDale transaction in early January, the increased contribution from our oil & gas royalty platform also contributed to ARLP’s increased revenues, net income and EBITDA for the 2019 Quarter."

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Consolidated Financial Results

Three Months Ended March 31, 2019 Compared to Three Months Ended March 31, 2018

Coal Operations –

Coal sales revenues for the 2019 Quarter increased 12.4% to $476.0 million, compared to $423.6 million for the 2018 Quarter, due to increased coal sales volumes and prices.  Coal sales volumes of 10.3 million tons were 9.8% higher than the 2018 Quarter, primarily reflecting strong sales performance at our Tunnel Ridge mine, increased volumes from our River View mine due to the addition of two production units in the second half of 2018 and the resumption of operations in the second quarter of 2018 at our Gibson North mine.  Coal sales price realizations increased 2.3% to $46.12 per ton sold in the 2019 Quarter, compared to $45.07 per ton sold during the 2018 Quarter.  Transportation revenues and expenses increased to $30.2 million in the 2019 Quarter from $19.8 million in the 2018 Quarter primarily due to an increased transportation cost of coal shipped to international markets.

Compared to the 2018 Quarter, operating expenses increased 9.2% to $302.7 million, resulting from increased coal sales volumes.  Total Segment Adjusted EBITDA Expense per ton for our coal operations decreased 1.9% in the 2019 Quarter to $29.17 per ton, compared to $29.74 per ton in the 2018 Quarter, due to increased volumes from our lower cost mines.  (For a definition of Segment Adjusted EBITDA Expense and related reconciliation to comparable GAAP financial measures, please see the end of this release.)

Minerals  –

As previously announced on January 3, 2019, ARLP acquired all of the limited partner interests not owned by Cavalier Minerals JV, LLC in AllDale Minerals, LP and AllDale Minerals II, LP (collectively, "AllDale I & II") and the general partner interests in AllDale I & II (the "Acquisition") thereby gaining control of approximately 43,000 net royalty acres in premier oil and gas resource plays.  Following the Acquisition, results related to the mineral interests we now control are included in ARLP’s consolidated results while activity related to our limited partner interest in AllDale Minerals III, L.P. continue to be reflected as equity method investment income.

For the 2019 Quarter, oil & gas royalties contributed $171.8 million and $179.0 million to ARLP’s net income and EBITDA, respectively, compared to a contribution of $3.6 million to net income and EBITDA in the 2018 Quarter.  The contribution to the 2019 Quarter includes a non-cash acquisition gain of $177.0 million, of which $7.1 million was attributable to noncontrolling interest, to reflect the fair value of the interests in AllDale I and II we already owned at the time of the Acquisition.  Excluding the impact of this acquisition gain, Adjusted EBITDA related to oil & gas royalties was $9.1 million for the 2019 Quarter.

As previously announced, on February 8, 2019, Kodiak Gas Services, LLC redeemed our preferred equity interest for $135.0 million cash.  ARLP’s equity securities income increased $9.2 million in the 2019 Quarter primarily as a result of the redemption.

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In the 2018 Quarter, ARLP finalized an agreement with a customer and certain of its affiliates to settle litigation we initiated in 2015.  The settlement agreement provided for a $93.0 million cash payment to ARLP, future conditional coal supply commitments, continued export trans-loading capacity for our Appalachian mines and the acquisition of 57 million tons of additional coal reserves near our Tunnel Ridge operation.  A settlement gain of $80.0 million was recorded in the 2018 Quarter reflecting the cash payment received net of certain costs associated with the gain.

Depreciation, depletion and amortization increased 15.0% to $71.1 million in the 2019 Quarter primarily due to increased coal sales volumes mentioned above and depletion from production of our oil & gas royalty interests in the 2019 Quarter.

Segment Results and Analysis

			% Change
	2019 First	2018 First	Quarter /	2018 Fourth	% Change
(in millions, except per ton and per BOE data)	Quarter	Quarter	Quarter	Quarter	Sequential

Coal Operations

Illinois Basin
Tons sold	7.673	7.008	9.5%	7.981	(3.9)%
Coal sales price per ton (1)	$41.35	$39.39	5.0%	$40.26	2.7%
Segment Adjusted EBITDA Expense per ton (2)	$25.52	$25.94	(1.6)%	$26.16	(2.4)%
Segment Adjusted EBITDA (2)	$122.0	$94.8	28.6%	$112.9	8.1%

Appalachia
Tons sold	2.648	2.390	10.8%	2.483	6.6%
Coal sales price per ton (1)	$59.46	$60.79	(2.2)%	$64.03	(7.1)%
Segment Adjusted EBITDA Expense per ton (2)	$37.67	$38.70	(2.7)%	$38.98	(3.4)%
Segment Adjusted EBITDA (2)	$58.7	$53.6	9.4%	$62.9	(6.8)%

Total Coal
Tons sold	10.321	9.398	9.8%	10.464	(1.4)%
Coal sales price per ton (1)	$46.12	$45.07	2.3%	$46.34	(0.5)%
Segment Adjusted EBITDA Expense per ton (2)	$29.17	$29.74	(1.9)%	$29.75	(1.9)%
Segment Adjusted EBITDA (2)	$184.6	$157.9	16.9%	$184.2	0.2%

Minerals (3)
Volume - BOE	0.252	—	n/m	—	n/m
Volume - oil percentage of BOE	53.2%	—	n/m	—	n/m
Average sales price - BOE (4)	$41.20	$—	n/m	$—	n/m
Segment Adjusted EBITDA Expense (2)	$1.8	$—	n/m	$—	n/m
Segment Adjusted EBITDA (2), (3)	$9.1	$3.6	n/m	$7.3	24.4%

Consolidated Total (5)
Total revenues	$526.6	$457.1	15.2%	$531.8	(1.0)%
Segment Adjusted EBITDA Expense (2)	$302.9	$279.5	8.4%	$311.3	(2.7)%
Segment Adjusted EBITDA (2)	$206.6	$165.2	25.1%	$195.6	5.6%

n/m - Percentage change not meaningful.

(1)	Coal sales price per ton is defined as total coal sales divided by total tons sold.
(2)

For definitions of Segment Adjusted EBITDA Expense and Segment Adjusted EBITDA and related reconciliations to comparable GAAP financial measures, please see the end of this release.  Segment Adjusted EBITDA Expense per ton is defined as Segment Adjusted EBITDA Expense – Coal (as reflected in the reconciliation table at the end of this release) divided by total tons sold.

(3)

We restructured our reportable segments in the 2019 Quarter to include our consolidated oil & gas mineral interests held by AllDale I & II and our equity method investment in AllDale Minerals III, LP (collectively with AllDale I & II, the "AllDale

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Partnerships") in a new Minerals reportable segment. The 2018 and Sequential Quarters include our equity method investment income from the AllDale Partnerships prior to the Acquisition.
(4)

Average sales price - BOE is defined as royalty revenues excluding lease bonus revenue divided by total barrels of oil equivalent ("Boe").  Boe is calculated on a 6:1 basis (6,000 cubic feet of natural gas to one barrel of oil).

(5)	Total reflects consolidated results, which include our other and corporate category and eliminations in addition to the Illinois Basin, Appalachia and Minerals segments highlighted above.

The resumption of operations at our Gibson North mine in the second quarter of 2018 and the addition of two production units at the River View mine in the second half of 2018 drove Illinois Basin coal sales volumes in the 2019 Quarter higher by 9.5% to 7.7 million tons compared to the 2018 Quarter.  Sequentially, coal sales tons in the Illinois Basin decreased 3.9% due to lower sales volumes from our Gibson Complex mines, partially offset by increases at River View.  Strong sales performance at our Tunnel Ridge longwall operation led coal sales volumes for the 2019 Quarter higher in Appalachia by 10.8% and 6.6% compared to the 2018 and Sequential Quarters, respectively.

ARLP ended the 2019 Quarter with total coal inventory of 1.6 million tons, a reduction of 0.2 million tons compared to the end of the 2018 Quarter.  Coal inventory increased 1.0 million tons compared to the end of the Sequential Quarter, primarily due to increased in-transit tons resulting from river transportation disruptions in the 2019 Quarter.

Illinois Basin coal sales price per ton sold in the 2019 Quarter increased 5.0% due to improved domestic market conditions and higher export sales prices compared to the 2018 Quarter.  In Appalachia, coal sales price per ton decreased 7.1% compared to the Sequential Quarter due to decreased price realizations at our MC Mining and Tunnel Ridge mines, partially offset by an increased mix of higher-priced metallurgical coal at our Mettiki mine.

In the Illinois Basin, Segment Adjusted EBITDA Expense per ton decreased 1.6% compared to the 2018 Quarter primarily due to increased sales of lower-cost production from our River View and Gibson North mines and improved recoveries from our Hamilton mine in the 2019 Quarter.  Increased production from our lower-cost mines in the 2019 Quarter also resulted in a 2.4% reduction of Segment Adjusted EBITDA Expense per ton in the Illinois Basin compared to the Sequential Quarter.  In Appalachia, Segment Adjusted EBITDA Expense per ton decreased 2.7% and 3.4% compared to the 2018 and Sequential Quarters, respectively, due to increased volumes and improved recoveries from our Tunnel Ridge mine in the 2019 Quarter.

Total Segment Adjusted EBITDA increased 25.1% compared to the 2018 Quarter primarily due to improved performance from our coal operations as discussed above.  In addition, Total Segment Adjusted EBITDA compared to the 2018 and Sequential Quarters benefited from the Acquisition in the 2019 Quarter.  Segment Adjusted EBITDA from our Royalty segment increased by $5.5 million and $1.8 million compared to the 2018 and Sequential Quarters, respectively.

Market Update and Outlook

"Focusing on the U.S., ARLP’s teams effectively managed around the disruptive weather conditions encountered during the 2019 Quarter," said Mr. Craft.  "Unprecedented flooding and high water levels significantly disrupted barge deliveries throughout the river and port systems, delaying the shipment of approximately 750,000 tons of ARLP’s expected deliveries during the 2019 Quarter.  Looking ahead, once river and gulf port conditions return to normal, we anticipate ARLP’s delayed

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shipments will be made up over the next several months.  We also expect lower customer inventory levels in the eastern U.S. should support utility coal purchases in the second half of 2019, allowing us to meet our domestic sales target of approximately 32.5 million tons for the year — a 10% gain over 2018 results."

Mr. Craft continued, "Internationally, transportation congestion, falling natural gas prices in Europe, and aggressive discounting by foreign producers have created pressure in the seaborne thermal coal markets, driving all international thermal indexes significantly lower.  Although we continue to view long term fundamentals for international coal favorably and expect current market conditions to improve, the timing of this improvement over the balance of 2019 is unclear.  In response, we are lowering our 2019 target for export coal sales to approximately 11.0 million tons and delaying our planned growth ramp for Illinois Basin coal volumes by approximately 1.0 million tons this year.  ARLP now anticipates full year 2019 results near the lower end of guidance ranges for total coal sales and production tons, revenues, net income and EBITDA.  Combining our coal outlook with increased contributions from ARLP’s oil & gas royalty platform, ARLP plans to deliver solid year-over-year growth in 2019 and generate healthy distributable cash flow supporting our continuing goal of increasing quarterly unitholder distributions while maintaining a comfortable coverage ratio."

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ARLP is providing the following 2019 full-year guidance for its operating and investment activities:

2019 Full Year Guidance

Coal

Volumes (Million Short Tons)
Illinois Basin Production	32.8 — 33.8
Appalachia Production	10.7 — 11.2
Total Coal Production	43.5 — 45.0

Illinois Basin Sales Tons	32.9 — 33.9
Appalachia Sales Tons	10.6 — 11.1
Total Sales Tons	43.5 — 45.0

Committed & Priced Sales Tons
2019 — Domestic	30.3
2019 — Export	8.6
2020 — Domestic	21.6
2020 — Exports	—

Per Ton Estimates
Coal Sales Price per ton sold (1)	~ $44.75 — $45.25
Segment Adjusted EBITDA Expense per ton sold (2)	~ $28.20 — $29.15
Segment Adjusted EBITDA per ton sold (2)	~ $17.25 — $17.45

Minerals

Net Average Daily Production (Boe/d)	3,400 — 3,600
Percentage Oil	~ 59.0%
Production and Ad Valorem Taxes (% of Revenue)	~6.1%
EBITDA (3) contribution from Minerals (4) – excluding AllDale Gain (5)	$37.0 — $47.0 million

Consolidated
Revenues (Excluding Transportation Revenues)	$2.04 — $2.14 billion
EBITDA (3) Consolidated — excluding AllDale Gain (5)	$720.0 — $760.0 million
Net Income Attributable to ARLP	$525.5 — $565.5 million
Depreciation, depletion and amortization	$305.0 — $330.0 million
Capital Expenditures and Investments (6)	$360.0 — $400.0 million

(1)	Sales price per ton is defined as total coal sales divided by total tons sold.
(2)

For definitions of Segment Adjusted EBITDA Expense and Segment Adjusted EBITDA and related reconciliations to comparable GAAP financial measures, please see the end of this release.  Segment Adjusted EBITDA Expense per ton excludes Minerals and Segment Adjusted EBITDA per ton excludes Minerals and equity securities income.

(3)	For a definition of EBITDA and related reconciliations to comparable GAAP financial measures, please see the end of this release.
(4)

The estimated EBITDA contribution from Minerals is subject to a number of factors including estimated drilling activity, oil and gas production volumes and price realizations, each of which is subject to change.

(5)

In the first quarter of 2019, ARLP recorded a non-cash gain on acquisition of $170.0 million, net of $7.1 million allocated to noncontrolling interest, to reflect the fair value of its previous investments in the AllDale I and II partnerships.

(6)

Capital expenditures in 2019 are primarily related to maintenance capital expenditures for ARLP’s coal operations, including $40.0 - $45.0 million for development of the Excel Mine No. 5, and $40.0 - $ 45.0 million of growth capital to support increased production at our River View and Gibson South mines.  Considering its current five-year planning horizon, ARLP is estimating total average maintenance capital expenditures for its coal operations of approximately $5.57 per ton produced for long-term distribution planning purposes.

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A conference call regarding ARLP's 2019 Quarter financial results is scheduled for today at 10:00 a.m. Eastern.  To participate in the conference call, dial (877) 506-1589 and request to be connected to the Alliance Resource Partners, L.P. earnings conference call.  Canadian callers should dial (855) 669-9657 and all other international callers should dial (412) 317-5240 and request to be connected to the same call.  Investors may also listen to the call via the "investor information" section of ARLP's website at http://www.arlp.com.

An audio replay of the conference call will be available for approximately one week.  To access the audio replay, dial US Toll Free (877) 344-7529; International Toll (412) 317-0088; Canada Toll Free (855) 669-9658 and request to be connected to replay access code 10130398.

About Alliance Resource Partners, L.P.

ARLP is a diversified natural resource company that generates income from coal production and oil and gas mineral interests located in strategic producing regions across the United States.

ARLP generates income from coal produced at eight mining complexes it currently operates in Illinois, Indiana, Kentucky, Maryland and West Virginia.  ARLP also operates a coal loading terminal on the Ohio River at Mount Vernon, Indiana.  ARLP markets its coal production to major domestic and international utilities and industrial users and is currently the second largest coal producer in the eastern United States.

ARLP generates royalty income from mineral interests it owns in premier oil and gas producing regions in the United States, primarily the Anadarko, Permian, Williston and Appalachian basins.

In addition, ARLP also generates income from a variety of other sources.

News, unit prices and additional information about ARLP, including filings with the Securities and Exchange Commission ("SEC"), are available at http://www.arlp.com.  For more information, contact the investor relations department of ARLP at (918) 295-7674 or via e-mail at investorrelations@arlp.com.

***

The statements and projections used throughout this release are based on current expectations.  These statements and projections are forward-looking, and actual results may differ materially.  These projections do not include the potential impact of any mergers, acquisitions or other business combinations that may occur after the date of this release.  We have included more information below regarding business risks that could affect our results.

FORWARD-LOOKING STATEMENTS:  With the exception of historical matters, any matters discussed in this press release are forward-looking statements that involve risks and uncertainties that could cause actual results to differ materially from projected results.  These risks, uncertainties and contingencies include, but are not limited to, the following: changes in coal prices, which could affect our operating results and cash flows; changes in competition in domestic and international coal markets and our ability to respond to such changes; legislation, regulations, and court decisions and interpretations thereof, both domestic and

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foreign, including those relating to the environment and the release of greenhouse gases, mining, miner health and safety and health care; deregulation of the electric utility industry or the effects of any adverse change in the coal industry, electric utility industry, or general economic conditions; risks associated with the expansion of our operations and properties; dependence on significant customer contracts, including renewing existing contracts upon expiration; adjustments made in price, volume or terms to existing coal supply agreements; changing global economic conditions or in industries in which our customers operate; recent action and the possibility of future action on trade made by United States and foreign governments; the effect of new tariffs and other trade measures; liquidity constraints, including those resulting from any future unavailability of financing; customer bankruptcies, cancellations or breaches to existing contracts, or other failures to perform; customer delays, failure to take coal under contracts or defaults in making payments; fluctuations in coal demand, prices and availability; changes in oil & gas prices, which could, among other things, affect our investments in oil & gas mineral interests; our productivity levels and margins earned on our coal sales; decline in or change in the coal industry's share of electricity generation, including as a result of environmental concerns related to coal mining and combustion and the cost and perceived benefits of other sources of electricity, such as natural gas, nuclear energy and renewable fuels; changes in raw material costs; changes in the availability of skilled labor; our ability to maintain satisfactory relations with our employees; increases in labor costs including costs of health insurance and taxes resulting from the Affordable Care Act, adverse changes in work rules, or cash payments or projections associated with post-mine reclamation and workers' compensation claims; increases in transportation costs and risk of transportation delays or interruptions; operational interruptions due to geologic, permitting, labor, weather-related or other factors; risks associated with major mine-related accidents, mine fires, mine floods or other interruptions; results of litigation, including claims not yet asserted; foreign currency fluctuations that could adversely affect the competitiveness of our coal abroad; difficulty maintaining our surety bonds for mine reclamation as well as workers' compensation and black lung benefits; difficulty in making accurate assumptions and projections regarding post-mine reclamation as well as pension, black lung benefits and other post-retirement benefit liabilities; uncertainties in estimating and replacing our coal reserves; uncertainties in estimating and replacing our oil & gas reserves; uncertainties in the amount of oil & gas production due to the level of drilling and completion activity by the operators of our oil & gas properties; a loss or reduction of benefits from certain tax deductions and credits; difficulty obtaining commercial property insurance, and risks associated with our participation in the commercial insurance property program; and difficulty in making accurate assumptions and projections regarding future revenues and costs associated with equity investments in companies we do not control.

Additional information concerning these and other factors can be found in ARLP's public periodic filings with the SEC, including ARLP's Annual Report on Form 10-K for the year ended December 31, 2018, filed on February 22,  2019 with the SEC.  Except as required by applicable securities laws, ARLP does not intend to update its forward-looking statements.

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ALLIANCE RESOURCE PARTNERS, L.P. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF INCOME AND OPERATING DATA

(In thousands, except unit and per unit data)

(Unaudited)

	Three Months Ended
	March 31,
	2019	2018

Tons Sold	10,321	9,398
Tons Produced	11,323	10,482
Mineral Interest Volumes (BOE)	252	—

SALES AND OPERATING REVENUES:
Coal sales	$476,016	$423,610
Royalty revenues	10,728	—
Transportation revenues	30,238	19,785
Other sales and operating revenues	9,620	13,727
Total revenues	526,602	457,122

EXPENSES:
Operating expenses (excluding depreciation, depletion and amortization)	302,728	277,238
Transportation expenses	30,238	19,785
Outside coal purchases	—	1,374
General and administrative	17,812	16,651
Depreciation, depletion and amortization	71,139	61,848
Settlement gain	—	(80,000)
Total operating expenses	421,917	296,896

INCOME FROM OPERATIONS	104,685	160,226

Interest expense, net	(11,422)	(10,858)
Interest income	91	65
Equity method investment income	324	3,736
Equity securities income	12,906	3,724
Acquisition gain	177,043	—
Other expense	(129)	(847)
INCOME BEFORE INCOME TAXES	283,498	156,046

INCOME TAX BENEFIT	(106)	(10)

NET INCOME	283,604	156,056

LESS: NET INCOME ATTRIBUTABLE TO NONCONTROLLING INTEREST	(7,176)	(148)

NET INCOME ATTRIBUTABLE TO ALLIANCE RESOURCE PARTNERS, L.P. ("NET INCOME OF ARLP")	$276,428	$155,908

GENERAL PARTNERS' INTEREST IN NET INCOME OF ARLP	$—	$1,560

LIMITED PARTNERS' INTEREST IN NET INCOME OF ARLP	$276,428	$154,348

BASIC AND DILUTED NET INCOME OF ARLP PER LIMITED PARTNER UNIT	$2.12	$1.16

WEIGHTED-AVERAGE NUMBER OF UNITS OUTSTANDING – BASIC AND DILUTED	128,149,791	130,819,217

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ALLIANCE RESOURCE PARTNERS, L.P. AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

(In thousands, except unit data)

(Unaudited)

	March 31,	December 31,
	2019	2018
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$30,192	$244,150
Trade receivables	194,538	174,914
Other receivables	2,108	395
Due from affiliates	16	17
Inventories, net	85,440	59,206
Advance royalties, net	1,630	1,274
Prepaid expenses and other assets	15,811	20,730
Total current assets	329,735	500,686
PROPERTY, PLANT AND EQUIPMENT:
Property, plant and equipment, at cost	3,474,573	2,925,808
Less accumulated depreciation, depletion and amortization	(1,579,588)	(1,513,450)
Total property, plant and equipment, net	1,894,985	1,412,358
OTHER ASSETS:
Advance royalties, net	53,499	42,923
Equity method investments	28,770	161,309
Equity securities	—	122,094
Goodwill	136,399	136,399
Operating lease right-of-use assets	22,508	—
Other long-term assets	19,234	18,979
Total other assets	260,410	481,704
TOTAL ASSETS	$2,485,130	$2,394,748

LIABILITIES AND PARTNERS' CAPITAL
CURRENT LIABILITIES:
Accounts payable	$112,684	$96,397
Due to affiliates	66	816
Accrued taxes other than income taxes	18,484	16,762
Accrued payroll and related expenses	38,896	43,113
Accrued interest	12,509	5,022
Workers' compensation and pneumoconiosis benefits	11,268	11,137
Current finance lease obligations	40,894	46,722
Current operating lease obligations	6,911	—
Other current liabilities	17,429	18,902
Current maturities, long-term debt, net	90,000	92,000
Total current liabilities	349,141	330,871
LONG-TERM LIABILITIES:
Long-term debt, excluding current maturities, net	414,771	564,004
Pneumoconiosis benefits	72,922	68,828
Accrued pension benefit	41,917	43,135
Workers' compensation	40,428	41,669
Asset retirement obligations	131,905	127,655
Long-term finance lease obligations	9,082	10,595
Long-term operating lease obligations	15,462	—
Other liabilities	21,393	20,304
Total long-term liabilities	747,880	876,190
Total liabilities	1,097,021	1,207,061

PARTNERS' CAPITAL:
Alliance Resource Partners, L.P. ("ARLP") Partners' Capital:
Limited Partners - Common Unitholders 128,391,191 and 128,095,511 units outstanding, respectively	1,426,360	1,229,268
Accumulated other comprehensive loss	(50,455)	(46,871)
Total ARLP Partners' Capital	1,375,905	1,182,397
Noncontrolling interest	12,204	5,290
Total Partners' Capital	1,388,109	1,187,687
TOTAL LIABILITIES AND PARTNERS' CAPITAL	$2,485,130	$2,394,748

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ALLIANCE RESOURCE PARTNERS, L.P. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(In thousands)

(Unaudited)

	Three Months Ended
	March 31,
	2019	2018

CASH FLOWS FROM OPERATING ACTIVITIES	$143,706	$224,178

CASH FLOWS FROM INVESTING ACTIVITIES:
Property, plant and equipment:
Capital expenditures	(84,043)	(51,525)
Increase (decrease) in accounts payable and accrued liabilities	6,470	(15)
Proceeds from sale of property, plant and equipment	103	7
Contributions to equity method investments	—	(11,400)
Distributions received from investments in excess of cumulative earnings	2,260	736
Payment for acquisition of business, net of cash acquired	(175,060)	—
Cash received from redemption of equity securities	134,288	—
Net cash used in investing activities	(115,982)	(62,197)

CASH FLOWS FROM FINANCING ACTIVITIES:
Borrowings under securitization facility	108,000	37,600
Payments under securitization facility	(110,000)	(70,000)
Borrowings under revolving credit facilities	—	70,000
Payments under revolving credit facilities	(150,000)	(100,000)
Payments on finance lease obligations	(7,341)	(6,974)
Payments for purchases of units under unit repurchase program	(5,251)	—
Net settlement of withholding taxes on issuance of units in deferred compensation plans	(7,817)	(2,081)
Cash contribution by General Partner	—	41
Distributions paid to Partners	(69,011)	(68,396)
Other	(262)	(163)
Net cash used in financing activities	(241,682)	(139,973)

NET CHANGE IN CASH AND CASH EQUIVALENTS	(213,958)	22,008

CASH AND CASH EQUIVALENTS AT BEGINNING OF PERIOD	244,150	6,756

CASH AND CASH EQUIVALENTS AT END OF PERIOD	$30,192	$28,764

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Reconciliation of GAAP "net income attributable to ARLP" to non-GAAP "EBITDA,"  "Adjusted EBITDA" and "Distributable Cash Flow" (in thousands).

EBITDA is defined as net income attributable to ARLP before net interest expense, income taxes and depreciation, depletion and amortization and Adjusted EBITDA is EBITDA modified for certain items that may not reflect the trend of future results, such as settlement gains,  asset impairments and acquisition gains.  Distributable cash flow ("DCF") is defined as Adjusted EBITDA excluding interest expense (before capitalized interest), interest income, income taxes and estimated maintenance capital expenditures.  Distribution coverage ratio ("DCR") is defined as DCF divided by distributions paid to partners.

Management believes that the presentation of such additional financial measures provides useful information to investors regarding our performance and results of operations because these measures, when used in conjunction with related GAAP financial measures, (i) provide additional information about our core operating performance and ability to generate and distribute cash flow, (ii) provide investors with the financial analytical framework upon which management bases financial, operational, compensation and planning decisions and (iii) present measurements that investors, rating agencies and debt holders have indicated are useful in assessing us and our results of operations.

EBITDA, Adjusted EBITDA, DCF and DCR should not be considered as alternatives to net income attributable to ARLP, net income, income from operations, cash flows from operating activities or any other measure of financial performance presented in accordance with GAAP.  EBITDA, Adjusted EBITDA and DCF are not intended to represent cash flow and do not represent the measure of cash available for distribution.  Our method of computing EBITDA, Adjusted EBITDA, DCF and DCR may not be the same method used to compute similar measures reported by other companies, or EBITDA, Adjusted EBITDA, DCF and DCR may be computed differently by us in different contexts (i.e. public reporting versus computation under financing agreements).

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	Three Months Ended		Three Months Ended	Year Ended
	March 31,		December 31,	December 31,
	2019	2018	2018	2019E Midpoint

Net income attributable to ARLP	$276,428	$155,908	$50,773	$545,500
Depreciation, depletion and amortization	71,139	61,848	76,031	317,500
Interest expense, net	11,585	11,058	9,942	45,500
Capitalized interest	(254)	(265)	(415)	—
Income tax expense (benefit)	(106)	(10)	24	1,500
EBITDA	358,792	228,539	136,355	910,000
Settlement gain	—	(80,000)	—	—
Asset impairment	—	—	40,483	—
Acquisition gain	(177,043)	—	—	(170,000)
Acquisition gain attributable to noncontrolling interest	7,083	—	—	—
Adjusted EBITDA	188,832	148,539	176,838	740,000
Interest expense, net	(11,585)	(11,058)	(9,942)	(45,500)
Income tax (expense) benefit	106	10	(24)	(1,500)
Estimated maintenance capital expenditures (1)	(63,069)	(49,475)	(48,126)	(246,500)
Distributable Cash Flow	$114,284	$88,016	$118,746	$446,500
Distributions paid to partners	$69,011	$68,396	$69,220	$277,700
Distribution Coverage Ratio	1.66	1.29	1.72	1.61

(1)

Our maintenance capital expenditures are those capital expenditures required to maintain, over the long-term, the operating capacity of our capital assets.  We estimate maintenance capital expenditures on an annual basis based upon a five-year planning horizon.  For the 2019 planning horizon, average annual estimated maintenance capital expenditures are assumed to be $5.57 per ton produced compared to the estimated $4.72 per ton produced in 2018. Our actual maintenance capital expenditures fluctuate depending on various factors, including maintenance schedules and timing of capital projects, among others.  We annually disclose our actual maintenance capital expenditures in our Form 10-K filed with the SEC.

Reconciliation of GAAP "Operating Expenses" to non-GAAP "Segment Adjusted EBITDA Expense" and Reconciliation of non-GAAP "Adjusted EBITDA" to "Segment Adjusted EBITDA" and "Segment Adjusted EBITDA" (in thousands).

Segment Adjusted EBITDA Expense includes operating expenses, coal purchases and other expense.  Segment Adjusted EBITDA Expense – Coal excludes expenses of our Minerals segment.  Transportation expenses are excluded as these expenses are passed through to our customers and, consequently, we do not realize any margin on transportation revenues.  Segment Adjusted EBITDA Expense is used as a supplemental financial measure by our management to assess the operating performance of our segments.  Segment Adjusted EBITDA Expense is a key component of EBITDA and Adjusted EBITDA in addition to coal sales, royalty revenues and other sales and operating revenues.  The exclusion of corporate general and administrative expenses from Segment Adjusted EBITDA Expense allows management to focus solely on the evaluation of segment operating performance as it primarily relates to our operating expenses.

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	Three Months Ended		Three Months Ended
	March 31,		December 31,
	2019	2018	2018

Operating expense	$302,728	$277,238	$310,870
Outside coal purchases	—	1,374	24
Other expense	129	847	420
Segment Adjusted EBITDA Expense	$302,857	$279,459	$311,314
Minerals expenses	(1,827)	—	—
Segment Adjusted EBITDA Expense - Coal	$301,030	$279,459	$311,314
Divided by tons sold	10,321	9,398	10,464
Segment Adjusted EBITDA Expense per ton	$29.17	$29.74	$29.75

Segment Adjusted EBITDA is defined as net income attributable to ARLP before net interest expense, income taxes, depreciation, depletion and amortization, general and administrative expenses, settlement gain, asset impairment and acquisition gain.  Segment Adjusted EBITDA – Coal excludes the contribution of our Minerals segment and equity securities income to allow management to focus solely on the operating performance of our coal segments.

	Three Months Ended		Three Months Ended
	March 31,		December 31,
	2019	2018	2018

Adjusted EBITDA (See reconciliation to GAAP above)	$188,832	$148,539	$176,838
General and administrative	17,812	16,651	18,785
Segment Adjusted EBITDA	$206,644	$165,190	$195,623
Minerals segment	(9,132)	(3,588)	(7,340)
Equity securities income	(12,906)	(3,724)	(4,129)
Segment Adjusted EBITDA – Coal	$184,606	$157,878	$184,154
Divided by tons sold	10,321	9,398	10,464
Segment Adjusted EBITDA per ton	$17.89	$16.80	$17.60

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